EXHIBIT 10.08

SUMMARY OF DIRECTOR COMPENSATION BENEFITS

EFFECTIVE JULY 1, 2004

CASH COMPENSATION

1.	Each director shall receive an annual retainer of $25,000.

2.	Directors who serve on the Compensation or Audit Committees will receive and additional annual retainer of $20,000. Directors who serve on committees other than the Compensation or Audit Committees will receive an additional annual retainer of $10,000.

3.	Compensation and Audit Committee Chairpersons will receive an additional annual retainer of $10,000. The additional annual retainer for Chairperson positions on committees other than the Compensation or Audit Committees will be $5,000.

4.	There will be no meeting fees for director attendance of the five scheduled Board meetings per year. For each Special Meeting of the Board called pursuant to proper notice, in person or by telephone, beyond the five scheduled Board meetings per year, each director will receive a meeting fee of $2,000. There will be no meeting fees for any special committee meetings.

STOCK OPTIONS

1.	Upon election as a director, the director shall receive a stock option grant of 50,000 shares (an “Initial Grant”) in accordance to the Company’s 1998 Directors Stock Option Plan (the “Directors Plan”) (subject to stockholder approval at the 2005 Annual Meeting of the Stockholders).

2.	Each director will receive an annual refresh option grant of 25,000 shares in accordance to the Directors Plan (a “Succeeding Grant”) on the anniversary of the Initial grant (or most recent grant if such director did not receive an Initial Grant) (subject to stockholder approval at the 2005 Annual Meeting of the Stockholders) so long as such director has served continuously as a member of the Board of Directors since the date of the Initial Grant (or most recent grant if such director did not receive an Initial Grant).

3.	The exercise price of any option granted under the Directors Plan shall be 100% of the fair market value of the Company’s common stock on the date of grant.

4.	All options granted under the Directors Plan will vest as to 6.25% of the shares each quarter after the date of grant, provided the optionee continues as a director or, if the Company so specifies in the grant, as a consultant of the Company.